EXHIBIT 10.1

EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT is made effective July 15, 2012 (and memorializes a verbal agreement made on said date) by, between and among Bion Environmental Technologies, Inc. (‘Bion’) (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the ‘Bion Companies’) and Mark A. Smith (‘MAS’).

WHEREAS MAS has provided the services to the Bion Companies continually since 2003 (and for most periods since 1992) and most recently pursuant to the agreement of July 18, 2010 (collectively, ‘Existing Agreement’);

AND WHEREAS Bion wishes to have MAS continue to provide services to the Bion Companies) and MAS is willing to continue to provide such services upon the terms and conditions set forth in this Agreement:

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies and MAS do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

1)

Pursuant to the terms of the existing Agreement and this Agreement, MAS shall continue to hold the positions of Director, Executive Chairman, President and General Counsel of Bion and each of its subsidiaries through a date no later than June 30, 2014, with the proviso that Bion will seek to hire personnel to replace MAS on or before May 1, 2013 with MAS becoming a consultant to the Bion Companies following a transition period after such hiring(s).

2)

Bion shall compensate MAS as follows:

a)  Monthly cash compensation of $21,000 per month commencing September 2012 shall be paid to MAS in cash, which cash compensation shall continue to be deferred pursuant to existing agreements until the earliest of: i) February 1, 2013 or ii) the first date on which Bion has in excess of $1,000,000 cash (and equivalents) or iii) the Board elects to resume cash payments;

b)  In addition, MAS shall be issued 150,000 Bion common shares pursuant to Bion’s 2006 Consolidated Incentive Plan (‘Plan’) which shares are immediately vested and shall be issue in tranches of  75,000 shares on each of January 15, 204 & 2015; and

c) Bion hereby issues (as a $25,000 bonus—to be reflected on Form 1099) to MAS warrants exercisable to purchase 250,000  shares of Bion’s restricted common stock at a price of $2.00 per share until December 31, 2018 (‘Warrants’).  The Warrants shall be immediately vested;

d) Bion hereby grants MAS a Contingent Stock Bonus pursuant to the Plan of 100,000 shares which shall be issued to MAS on January 1 of the first calendar year after the first date on which the price of Bion’s common stock shall equal or exceed $10.00 per share, which Contingent Stock Bonus shall be immediately vested and shall not require that MAS still be providing services to Bion; and

e) Bion shall periodically (but not less than annually) evaluate MAS’ performance for bonus purposes.

3)

Bion acknowledges and reaffirms its long-standing agreement that, at the request of MAS, Bion will file with the SEC and process to effectiveness, at Bion’s sole cost, a registration statement covering the Warrant and all warrants previously issued to MAS (most now held by MAS’ donees) (collectively ‘Warrants’) and the common stock underlying the exercise of the Warrants (plus any other securities which Bion elects to register), which registration statement shall be filed within 30 days after the next periodic SEC filing made by Bion after MAS’ request and which registration statement shall be kept effective by Bion for a period of time not less than 12 months.

4)

 Vacation:

a) MAS’ full-time services to the Bion Companies shall be structured so that MAS will be available to the Bion Companies not less than 20 days per month but will not be available to the Bion Companies (in person or by phone or electronically) for one week each month; and

a)

MAS shall be entitled to not less than 8 weeks of paid annual vacation for each of the 2012, 2013 & 2014 calendar years.

b)

Bion acknowledges that MAS has not taken any vacation time since 2003 (or earlier) and that the Board will propose a manner of compensating MAS for such accrued vacation times which now approaches (or exceeds) a full year.

5)

 Miscellaneous:

a)

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by Merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party’s equity or assets and business.

b)

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other  forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

c)

Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

d)

Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

e)

In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

f)

This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.  This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Environmental Technologies, Inc.

By: /s/ Mark A. Smith

       Mark A. Smith, President

/s/ Mark A. Smith

Mark A. Smith, Individually